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                                      FORM 8-A/A

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                        ______

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(B) OR (G) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                         4FRONT SOFTWARE INTERNATIONAL, INC.
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                (Exact name of registrant as specified in its charter)

            DELAWARE                                       84-0675510
--------------------------------                      --------------------
(State of incorporation or organization)              (I.R.S. Employer
                                                      Identification No.)
5650 GREENWOOD PLAZA BOULEVARD
ENGLEWOOD, COLORADO  80111                                    80111
--------------------------------                      --------------------
(Address of principal executive offices)                   Zip Code)

    If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

    If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

          SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

TITLE OF EACH CLASS                               NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                               EACH CLASS IS TO BE REGISTERED
-------------------                              -------------------------------
  Not Applicable                                         Not Applicable


         SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                        COMMON STOCK, .001 PAR VALUE PER SHARE
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                                   (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


GENERAL
         The authorized capital stock of 4Front Software International, Inc. (the "Registrant") consists of 30,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share.


COMMON STOCK

         The $.001 par value Common Stock of the Registrant is being registered hereby. Holders of Common Stock are entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Except as may be limited by the terms and provisions of any class of preferred stock which may be authorized by the Board of Directors in the future, holders of Common Stock are entitled to receive ratably any dividend declared by the Board of Directors from time to time, out of funds legally available for such purpose. Subject to the liquidation preference of any class of preferred stock which may be authorized by the Board in the future, holders of Common Stock are entitled to receive on a pro rata basis all remaining assets of the Registrant available for distribution to the holders of Common Stock in the event of liquidation, dissolution or winding up of the Registrant.

         Holders of the Common Stock are not entitled to cumulative votes for the election of the directors, and, as a result, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, and, in that event, the holders of the remaining shares will not be able to elect any directors. The Common Stock has no conversion rights, liquidation preferences, redemption rights, preemptive rights or sinking fund provisions. The outstanding shares of Common Stock are fully paid and non-assessable.


ITEM 2.  EXHIBITS

         1. Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit B of the Proxy Statement on
              Schedule 14A filed under the Securities Exchange Act of 1934 on December 19, 1996 (the "Proxy Statement") on behalf of the Registrant.

         2. Bylaws of the Registrant, incorporated herein by reference to Exhibit C of the Proxy Statement.

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         3.   Specimen of the Common Stock Certificate of the Registrant
              attached hereto.

    The Registrant hereby further incorporates by reference the description of the Common Stock included in any form of prospectus subsequently filed by the Registrant pursuant to Rule 424(b) under the Act.

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                                      SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                  4FRONT SOFTWARE INTERNATIONAL, INC.




                                  By:  /s/ Anil Doshi
                                      --------------------------------
                                       Anil Doshi
                                       Chairman of the Board
                                        and Chief Executive Officer


Dated:  May 21, 1997



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